Exhibit (1)(b)

                      METLIFE - STATE STREET EQUITY TRUST

                      Amendment No. 4 to First Amended and
                        Restated Master Trust Agreement

                            INSTRUMENT OF AMENDMENT


        Pursuant to Article I, Section 1.1, Article IV, Sections 4.1 and 4.2 and
Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement of the MetLife - State Street Equity Trust (the "Trust") dated June 1, 1993 ("Master Trust Agreement"), as heretofore amended, the Master Trust Agreement is hereby amended to change the name of the Trust to "State Street Research Equity Trust" and to change the name of the Sub-Trusts established and currently designated under the Trust as "MetLife - State Street Research Capital Appreciation Fund" to "State Street Research Capital Appreciation Fund,"

as "MetLife - State Street Research Equity Investment Fund" to
"State Street Research Equity Investment Fund"

and as "MetLife - State Street Research Equity Income Fund" to
"State Street Research Equity Income Fund".

        This Amendment shall be effective as of November 1, 1995.

        IN WITNESS WHEREOF, the undersigned officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.



                                          /s/ Francis J. McNamara, III
                                          ------------------------------
                                              Francis J. McNamara, III
                                              Secretary